AZZ Inc. Reports Fourth Quarter and Fiscal Year 2026
Full-Year Results

Achieved Record Full-Year Sales Growth, Profitability, and Cash Generation

April 22, 2026 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today issued its audited consolidated financial statements contained in the Company's Fiscal Year 2026 Annual Report on Form 10-K for the year ended February 28, 2026.
Fiscal Year 2026 Overview (as compared to prior fiscal year 2025(1)):
◦Total Sales of $1.65 billion, up 4.6%
▪Metal Coatings sales of $758.7 million, up 14.1%
▪Precoat Metals sales of $891.4 million, down 2.3%
◦Net Income of $317.3 million, up 146.3%; Adjusted net income of $187.1 million, up 19.3%
◦GAAP diluted EPS of $10.50 per share, up 486.6%; fiscal 2026 was meaningfully impacted by the equity in earnings from the AVAIL joint venture divestitures, while fiscal 2025 included full redemption of Series A Preferred Stock. Adjusted diluted EPS was $6.19, up 19.0%, primarily due to organic growth
◦Consolidated Adjusted EBITDA of $367.6 million, or 22.3% of sales, versus prior year of $347.9 million, or 22.0% of sales
◦Segment Adjusted EBITDA margin of 31.0% for Metal Coatings and 19.8% for Precoat Metals
◦Cash flow from operations of $525.4 million, included $273.2 million from AVAIL JV cash distributions
◦Repurchased 201,416 shares of common stock, or approximately $20.0 million at an average price of $99.28
◦Cash dividend payments totaling $23.1 million
◦Net leverage ratio of 1.4x, down from prior year of 2.5x; debt reduction of $385.3 million
Fourth Quarter 2026 Overview (as compared to prior fiscal year fourth quarter(1)):
◦Total Sales of $385.1 million, up 9.4%
▪Metal Coatings sales of $186.5 million, up 25.7%, primarily due to increased volume
▪Precoat Metals sales of $198.6 million, down 2.4%, primarily due to lower volume
◦Net Income of $15.9 million, down 21.2%; Adjusted net income of $40.4 million, up 36.4%
◦GAAP diluted EPS of $0.53 per share, down 20.9%, and Adjusted diluted EPS of $1.34, up 36.7%
◦Consolidated Adjusted EBITDA of $81.3 million, or 21.1% of sales, versus prior year of $71.2 million, or 20.2% of sales
◦Segment Adjusted EBITDA margins of 30.2% for Metal Coatings and 18.2% for Precoat Metals
(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.
Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Fiscal year 2026 represents record full year sales and profitability, and AZZ's 39th consecutive year of profitability from continuing operations, as we continued to execute upon our growth strategy. We are pleased with full-year sales of $1.65 billion, up 4.6%, based primarily on organic growth and strong execution. For the year, our Metal Coatings segment delivered sales of $758.7 million, and 31.0% EBITDA margin, and Precoat Metals delivered sales of $891.4 million and 19.8% EBITDA margin. We are encouraged by the performance of our new Washington facility, which reached profitability in the fourth quarter, underscoring the success of our strategic investment.

"Looking forward, we remain focused on disciplined execution of our organic growth strategies while capitalizing on strong U.S. infrastructure investment across our key end markets. The Company is well-positioned to capitalize on a growing pipeline of M&A opportunities to augment organic growth in the new fiscal year. Finally, I want to thank our dedicated AZZ employees for their hard work, disciplined focus, and pride and passion for delivering quality and service to our customers." Ferguson concluded.
Segment Performance
Full Year 2026 Metal Coatings
Strong sales of $758.7 million, up 14.1% from prior year. Improved sales were driven by an increase in volume for hot-dip galvanizing, supported by continued strength within construction, electrical transmission and distribution, and industrial end markets. Segment Adjusted EBITDA of $235.5 million was up 14.7% versus the prior year. Adjusted EBITDA margin of 31.0% was at the upper end of stated range of 27%-32%, and increased 10 basis points due to a higher volume of steel processed and operational efficiencies.
Full Year 2026 Precoat Metals
Sales of $891.4 million, down 2.3% from prior year. Segment EBITDA of $176.2 million or 19.8% of sales, was down 1.6%, driven by materially lower volume within residential construction, HVAC and transportation end markets, and partially offset by higher average selling price.
Fourth Quarter 2026 Metal Coatings
Sales increased 25.7% to $186.5 million and EBITDA increased 30.1% to $56.3 million versus the prior quarter in fiscal 2025. Sales were higher this year due to increased infrastructure-related demand, and unfavorable weather conditions in last year's quarter. Segment EBITDA margin increased to 30.2% of sales, or 100 basis points higher than the prior year fourth quarter EBITDA margin.
Fourth Quarter 2026 Precoat Metals
Sales decreased 2.4% to $198.6 million and EBITDA increased 0.2% to $36.2 million, versus the prior quarter in fiscal 2025. Sales were lower as a result of decreased volume due to lower end market demand in construction, transportation, and HVAC. Segment EBITDA margin increased to 18.2% of sales, or 40 basis points higher than the prior year fourth quarter EBITDA margin.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash flow of $525.4 million for fiscal 2026 through improved earnings, as well as cash distributions during the year totaling $273.2 million from the AVAIL JV following the sale of its Electrical Products Group ("EPG") and welding services businesses ("WSI"), coupled with a continued focus on working capital management. At the end of the fourth quarter, the Company's net leverage was 1.4x for the trailing twelve months ended February 28, 2026. Consistent with the capital allocation strategy, the Company paid down debt of $385.3 million, repurchased $20.0 million of common shares, completed an acquisition in the Metal Coatings segment of $30.1 million, and returned cash to common shareholders through cash dividend payments totaling $23.1 million. Capital expenditures were $80.8 million during the year, which included $7.8 million for the greenfield facility in Washington, Missouri. Fiscal 2027 capital expenditures are expected to be approximately $80 - $100 million, reflecting an increase in growth capital for hot-dip galvanizing capacity expansions and technology improvements. In fiscal 2027, we will continue to allocate our strong cash flow generated from operations to support our capital allocation strategy, which includes strategic M&A, managing leverage and returning capital to shareholders through share repurchases and dividends.

Financial Outlook — Reiterating Fiscal Year 2027 Guidance
We are reiterating our fiscal year guidance for the year ending February 28, 2027, which reflects our confidence in the Company's strategic execution, operational resilience, and market positioning. Fiscal year 2027 guidance reflects our best estimates given expected market conditions for the full year, lower interest expense, an annualized effective tax rate of 25% and excludes M&A activity and any federal regulatory changes that may emerge.

FY2027 Guidance(1)
Sales	$1.725 - $1.775 billion
Adjusted EBITDA	$360 - $400 million
Adjusted Diluted EPS	$6.50 - $7.00

(1) FY2027 Guidance Assumptions:
a.The newly built Washington, Missouri plant is expected to be accretive to earnings in FY2027.
b.Capital expenditures are expected to be approximately $80 to $100 million, reflecting an increase in growth capital for hot-dip galvanizing capacity expansions and technology improvements for both Metal Coatings and Precoat Metals.
c.Interest expense is expected to be $35 to $45 million.
d.The annualized effective tax rate of 25% excludes federal regulatory changes that may emerge.
e.Debt reduction in the range of $130 to $170 million.
f.Adjusted Diluted EPS guidance includes adding back amortization related to the Company's intangible assets.
g.Excludes all potential M&A activities.
h.Excludes the potential for equity in income (or loss) and cash distributions from AZZ's minority interest in its unconsolidated subsidiary.
Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications, and Investor Relations Officer to discuss financial results for the fourth quarter of the fiscal year 2026, Thursday, April 23, 2026, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company's Investor Relations page at http://www.azz.com/investor-relations.
A replay of the call will be available at (855) 669-9658 or (412) 317-0088 (international), replay access code: 5871094 through April 30, 2026, or by visiting http://www.azz.com/investor-relations for the next 12 months.
About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets in North America. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.
Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases, including increases due to inflation, in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; tariffs, acts of war or terrorism inside the United

States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2026, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended February 28,		Year Ended February 28,
	2026	2025	2026	2025
Sales	$385,097	$351,875	$1,650,080	$1,577,744
Cost of sales	297,505	273,157	1,255,125	1,195,064
Gross margin	87,592	78,718	394,955	382,680

Selling, general and administrative	30,464	38,284	130,338	146,316
Operating income	57,128	40,434	264,617	236,364

Interest expense, net	(11,216)	(17,375)	(55,650)	(81,282)
Equity in earnings (loss) of unconsolidated subsidiaries	(21,698)	3,693	209,733	16,163
Other income (expense), net	376	(420)	1,615	(562)
Income before income taxes	24,590	26,332	420,315	170,683
Income tax expense	8,659	6,122	103,055	41,850
Net income	15,931	20,210	317,260	128,833
Series A Preferred Stock Dividends	—	—	—	(1,200)
Redemption premium on Series A Preferred Stock	—	—	—	(75,198)
Net income available to common shareholders	$15,931	$20,210	$317,260	$52,435

Basic earnings per common share	$0.53	$0.68	$10.59	$1.80
Diluted earnings per common share	$0.53	$0.67	$10.50	$1.79

Weighted average shares outstanding - Basic	29,872	29,898	29,955	29,086
Weighted average shares outstanding - Diluted	30,138	30,169	30,211	29,344

Cash dividends declared per common share	$0.20	$0.17	$0.77	$0.68

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended February 28,		Year Ended February 28,
	2026	2025	2026	2025
Sales:
Metal Coatings	$186,512	$148,357	$758,709	$665,107
Precoat Metals	198,585	203,518	891,371	912,637
Total Sales	$385,097	$351,875	$1,650,080	$1,577,744

Adjusted EBITDA:
Metal Coatings	$56,279	$43,248	$235,503	$205,362
Precoat Metals	36,240	36,175	176,161	179,013
Infrastructure Solutions	667	3,488	5,129	15,892
Total Segment Adjusted EBITDA(1)	$93,186	$82,911	$416,793	$400,267

(1)	See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	February 28, 2026	February 28, 2025
Assets:
Current assets	$395,368	$375,444
Property, plant and equipment, net	609,305	592,941
Other non-current assets, net	1,208,801	1,258,716
Total Assets	$2,213,474	$2,227,101

Liabilities and Shareholders’ equity:
Current liabilities	$232,274	$220,992
Long-term debt, net	477,738	852,365
Other non-current liabilities	166,431	108,249
Shareholders' equity	1,337,031	1,045,495
Total Liabilities and Shareholders' equity	$2,213,474	$2,227,101

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)
	Year Ended February 28,
	2026	2025
Net cash provided by operating activities(1)	$525,446	$249,909
Net cash used in investing activities	(91,482)	(114,997)
Net cash used in financing activities	(434,122)	(138,695)
Effect of exchange rate changes on cash	(625)	922
Net decrease in cash and cash equivalents	(783)	(2,861)
Cash and cash equivalents at beginning of period	1,488	4,349
Cash and cash equivalents at end of period	$705	$1,488

(1)	For the year ended February 28, 2026, net cash provided by operating activities includes distributions from AVAIL of $273.2 million. Refer to footnote 8 on page 12.

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide Adjusted Net Income, Adjusted Earnings per Share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In calculating adjusted net income and adjusted earnings per share, management excludes: 1) intangible asset amortization, 2) restructuring charges, 3) certain legal settlements and accruals, 4) retirement and other severance expenses, 5) redemption premium on Series A Preferred Stock, 6) additional stock compensation expense related to the adoption of our executive retiree long-term incentive program, and 7) certain adjustments related to the Company's unconsolidated joint venture from the reported GAAP measure. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest and provision for income taxes. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company's GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provide a reconciliation for the three months ended and year ended February 28, 2026 and February 28, 2025 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended February 28,				Year Ended February 28,
	2026		2025		2026		2025
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$15,931		$20,210		$317,260		$128,833
Less: Series A Preferred Stock dividends	—		—		—		(1,200)
Less: Redemption premium on Series A Preferred Stock	—		—		—		(75,198)
Net income available to common shareholders(2)	15,931	$0.53	20,210	$0.67	317,260	$10.50	52,435	$1.74
Impact of Series A Preferred Stock dividends(2)	—	—	—	—	—	—	1,200	0.04
Net income and diluted earnings per share for Adjusted net income calculation(2)	15,931	0.53	20,210	0.67	317,260	10.50	53,635	1.79
Adjustments:
Amortization of intangible assets	5,726	0.19	5,758	0.19	23,083	0.76	23,111	0.77
Restructuring charges(3)	—	—	—	—	3,827	0.13	—	—
Legal settlement and accrual(4)	—	—	6,466	0.21	—	—	9,949	0.33
Retirement and other severance expense(5)	—	—	188	0.01	—	—	3,741	0.12
Redemption premium on Series A Preferred Stock(6)	—	—	—	—	—	—	75,198	2.50
Executive retiree long-term incentive program(7)	—	—	—	—	2,185	0.07	—	—
AVAIL JV equity in earnings adjustment(8)	22,369	0.74	—	—	(204,474)	(6.77)	—	—
Subtotal	28,095	0.93	12,412	0.41	(175,379)	(5.81)	111,999	3.72
Tax impact(9)	(3,593)	(0.12)	(2,979)	(0.10)	45,241	1.50	(8,832)	(0.29)
Total adjustments	24,502	0.81	9,433	0.31	(130,138)	(4.31)	103,167	3.42
Adjusted net income and adjusted earnings per share (non-GAAP)	$40,433	$1.34	$29,643	$0.98	$187,122	$6.19	$156,802	$5.20

Weighted average shares outstanding—Diluted for Adjusted earnings per share(2)		30,138		30,169		30,211		30,134

See notes on page 12.

Adjusted EBITDA

	Three Months Ended February 28,		Year Ended February 28,
	2026	2025	2026	2025
Net income	$15,931	$20,210	$317,260	$128,833
Interest expense	11,216	17,375	55,650	81,282
Income tax expense	8,659	6,122	103,055	41,850
Depreciation and amortization	23,080	20,821	90,056	82,205
Adjustments:
Restructuring charges(3)	—	—	3,827	—
Legal settlement and accrual(4)	—	6,466	—	9,949
Retirement and other severance expense(5)	—	188	—	3,741
Executive retiree long-term incentive program(7)	—	—	2,185	—
AVAIL JV equity in earnings adjustment(8)	22,369	—	(204,474)	—
Adjusted EBITDA (non-GAAP)	$81,255	$71,182	$367,559	$347,860
See notes on page 12.

Adjusted EBITDA by Segment

	Three Months Ended February 28, 2026
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$49,116	$26,344	$(21,702)	$(37,827)	$15,931
Interest expense	—	—	—	11,216	11,216
Income tax expense	—	—	—	8,659	8,659
Depreciation and amortization	7,163	9,896	—	6,021	23,080
Adjustments:
AVAIL JV equity in earnings adjustment(8)	—	—	22,369	—	22,369
Adjusted EBITDA (non-GAAP)	$56,279	$36,240	$667	$(11,931)	$81,255
See notes on page 12.

	Three Months Ended February 28, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$36,564	$28,124	$(2,978)	$(41,500)	$20,210
Interest expense	—	—	—	17,375	17,375
Income tax expense	—	—	—	6,122	6,122
Depreciation and amortization	6,684	8,051	—	6,086	20,821
Adjustments:
Legal settlement and accrual(4)	—	—	6,466	—	6,466
Retirement and other severance expense(5)	—	—	—	188	188
Adjusted EBITDA (non-GAAP)	$43,248	$36,175	$3,488	$(11,729)	$71,182
See notes on page 12.

	Year Ended February 28, 2026
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$203,595	$138,102	$209,603	$(234,040)	$317,260
Interest expense	—	—	—	55,650	55,650
Income tax expense	—	—	—	103,055	103,055
Depreciation and amortization	27,723	38,059	—	24,274	90,056
Adjustments:
Restructuring charges(3)	3,827	—	—	—	3,827
Executive retiree long-term incentive program(7)	358	—	—	1,827	2,185
AVAIL JV equity in earnings adjustment(8)	—	—	(204,474)	—	(204,474)
Adjusted EBITDA (non-GAAP)	$235,503	$176,161	$5,129	$(49,234)	$367,559
See notes on page 12.

	Year Ended February 28, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$178,722	$147,828	$9,426	$(207,143)	$128,833
Interest expense	—	—	—	81,282	81,282
Income tax expense	—	—	—	41,850	41,850
Depreciation and amortization	26,640	31,185	—	24,380	82,205
Adjustments:
Legal settlement and accrual(4)	—	—	6,466	3,483	9,949
Retirement and other severance expense(5)	—	—	—	3,741	3,741
Adjusted EBITDA (non-GAAP)	$205,362	$179,013	$15,892	$(52,407)	$347,860
See notes on page 12.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	February 28, 2026	February 28, 2025
Gross debt	$515,000	$900,250
Less: Cash per bank statement	(13,227)	(12,670)
Add: Finance lease liability	13,746	6,647
Consolidated indebtedness	$515,519	$894,227

Net income	$317,260	$128,833
Depreciation and amortization	90,056	82,205
Interest expense	55,650	81,282
Income tax expense	103,055	41,850
EBITDA	566,021	334,170
Cash items(10)	5,426	15,325
Non-cash items(11)	14,832	12,161
Equity in earnings, net of distributions	(209,733)	(3,598)
Adjusted EBITDA per Credit Agreement	$376,546	$358,058

Net leverage ratio	1.4x	2.5x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
For the year ended February 28, 2025, diluted earnings per share is based on weighted average shares outstanding of 29,344, as the Series A Preferred Stock that was redeemed May 9, 2024, is anti-dilutive for this calculation. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,134, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the period noted above. For further information regarding the calculation of earnings per share, see "Item 8. Financial Statements and Supplementary Data—Note 14" in the Company's Form 10-K for the year ended 2026.

(3)
Includes restructuring charges related to the closure of two surface technology facilities in our Metal Coatings segment. See "Item 8. Financial Statements and Supplementary Data—Note 21" in the Company's Form 10-K for the year ended 2026.

(4)
For the year ended February 28, 2025, consists of a $3.5 million legal settlement and accrual related to a non-operating entity, and is classified as "Corporate" in our operating segment disclosure and $6.5 million for the write off of receivable and related legal fees due to the unfavorable resolution of a litigation matter related to the AIS segment that was retained following the sale of the AIS business. See "Item 8. Financial Statements and Supplementary Data—Note 22" in the Company's Form 10-K for the year ended 2026.

(5)	Related to retention and transition of certain executive management employees.
(6)	On May 9, 2024, we redeemed AZZ's Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(7)
During the year ended February 28, 2026, we recognized additional stock-based compensation expense of $2.2 million upon the adoption of the Executive Retiree Long-term Incentive Program. For further information regarding the adoption of the ERP, see "Item 8. Financial Statements and Supplementary Data—Note 16" in the Company's Form 10-K for the year ended 2026.

(8)
During fiscal year 2026, AVAIL completed the sale of EPG and WSI. The three months ended February 28, 2026, includes a loss related to the sale of WSI, and a prior period adjustment for accounting errors within the Brazil operations of the AVAIL JV. The year ended February 28, 2026, includes a net gain related to the sale of the EPG and WSI, partially offset by the recognition of an impairment loss on the AVAIL JV, a prior period adjustment for accounting errors within the Brazil operations of the AVAIL JV, and an adjustment related to a change in AVAIL's transfer pricing policy. For further information, see "Item 8. Financial Statements and Supplementary Data—Note 18" in the Company's Form 10-K for the year ended 2026.

(9)
For the three months ended February 28, 2026, the tax impact includes a non-GAAP effective tax rate of 24.0% for amortization of intangible assets, 25.5% for the AVAIL JV equity in earnings adjustment and an additional tax adjustment related to the AVAIL JV of $3.5 million. For the year ended February 28, 2026, the non-GAAP effective tax rate is 24.0% for amortization of intangible assets, restructuring charges, and executive retiree long-term incentive program, and is 25.5% for the AVAIL JV equity in earnings adjustment. For the year ended February 28, 2025, the non-GAAP effective tax rate is 24.0% for all adjustments, except the Redemption premium on Series A Preferred Stock, which is not tax effected.

(10)	Cash items include certain legal settlements, accruals, retirement and other severance expenses, and restructuring charges associated with the Metal Coatings segment.
(11)	Non-cash items include stock-based compensation expense.